Exhibit 99.1

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q1 2014 CSC Earnings Conference Call

EVENT DATE/TIME: AUGUST 06, 2013 / 09:00PM GMT

OVERVIEW:
CSC reported 1Q14 revenue of $3.260b, income from continuing operations of $141m, and EPS from continuing operations of $0.91. Expects FY14 revenues to be flat to slightly down and EPS to be $3.50-3.70.

CORPORATE PARTICIPANTS
Steve Virostek Computer Sciences Corp - Director of IR
Mike Lawrie Computer Sciences Corp - CEO
Paul Saleh Computer Sciences Corp - CFO

CONFERENCE CALL PARTICIPANTS
Arvind Ramnani UBS - Analyst
Rod Bourgeois Sanford C. Bernstein & Co. - Analyst
Avishai Kantor Cowen and Company - Analyst
Rick Eskelsen Wells Fargo Securities - Analyst
Julio Quinteros Goldman Sachs - Analyst
Darrin Peller Barclays Capital - Analyst

PRESENTATION

Operator

Good day and welcome to the CSC first-quarter 2014 earnings call. Today's conference is being recorded.

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

At this time, I would like to turn the conference over to Steve Virostek. Please go ahead, sir.

Steve Virostek - Computer Sciences Corp - Director of IR

Thank you, operator.

Good afternoon, everyone. I'm pleased you've joined us for CSC's first-quarter 2014 earnings call and webcast. Today's speakers are Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual the call is being webcast at www.CSC.com and we have posted slides to our website which will accompany our discussion.

Slide 2 informs you that certain comments we make today will be forward-looking. These statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on this call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q, and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures which we believe provide useful information to our investors. In accordance with SEC rules we have provided a reconciliation of these metrics to their respective and most directly comparable GAAP metrics. The reconciliations can be found in the tables of today's earnings release and in our supplemental slides. And both documents are available on the investor relations website. I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call except of course as required by law.

Our first-quarter results for fiscal '14 reflect our new operating model, which we previewed at our investor day last September. The new model supports CSC's strategy of leading the next generation of IT services and solutions by facilitating the effective development, sales, and support of our next-gen offerings for commercial and government clients.

The Company's reportable segments now include Global Business Services, or GBS, which encompasses our Consulting, Apps and Industry Software and Solutions business; Global Infrastructure Services, or GIS, which includes our Desktop, Data Center, Storage, and Next-generation cloud offerings; and the North American Public Sector, or NPS, which has not changed from prior periods.

Our results for the prior periods have been recast to reflect the new segments and the impact of our divestitures. Additionally, bookings from prior periods also reflect the use of a new global order input system, which offers a more comprehensive tool for tracking new business awards. Now I'll hand the call to Mike Lawrie.

Mike Lawrie - Computer Sciences Corp - CEO

Okay/ Thank you Steve and thanks, everyone for joining us this afternoon. I appreciate your continued interest in CSC. As is my usual practice, I'd like to leave you with several key messages, which I will develop in a little more detail. And then turn it over to Paul for a little more on the financial detail, and then as usual, we'll open it up to Q&A.

But I've got four key messages. The first message is continued good work on our cost takeout drove higher margins and higher EPS in the first quarter. The second key message is we are continuing to make investments to drive our future ability to grow. And we are forming some additional strategic partnerships to help us expand market coverage and drive demand for our higher value offerings. We are beginning to see some encouraging signs in our Commercial business, which I will highlight. But at the same time we continue to see weakness in our NPS business.

And the third key message here is we are continuing with our plans to return more cash to our shareholders. And then finally, based on our strong first-quarter cost takeout, we are raising our EPS projections from continuing operations by 20 cents to $3.50 to $3.70.

So let me just delve into a little more detail here and give you some color.

Our teams at CSC have really continued to make a great progress in rightsizing CSC and improving our efficiencies. We're reducing overhead, continuing to optimize our workforce, consolidating real estate, and benefiting from supply chain efficiencies. And we delivered approximately $175 million of cost takeout in this first quarter.

Operating margin increased from 4% to 9.3% year on year, which was an improvement of 530 basis points, and our EBIT margin increased from 2% to 7.4% year on year, which was an improvement of 540 basis points. Operating margins increased significantly across all three business segments year to year, again, primarily due to our cost takeout. GBS increased by 410 basis points, GIS increased by 580 basis points, and NPS increased by 360 basis points. And as you saw, our EPS from continuing operations was $0.91, which was up from $0.10 in the prior year.

The second message here around investment is, we are continuing to make investments that begin to drive our ability to grow in the future. So we are pivoting now more towards investments to enable this growth. And we're forming strategic partnerships to expand market coverage, drive demand for our higher value offerings.

And as I said, we're beginning to see some encouraging signs in the Commercial business while at the same time some continued weakness in NPS. So for example, we've added approximately 500 new account coverage professionals and 300 sales offering professionals. We've assigned clear targets for bookings, revenue, and profitability to all of these sales people that we have invested in. We've altered our sales compensation plans to incent cross-selling and within our current accounts, as well as drive new accounts, and we expect that this increased coverage will drive bookings growth in the second half of this fiscal year.

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

We are also building new strategic partnerships to differentiate our offerings while expanding the aperture that we have on the marketplace. For example, as you may have seen late this afternoon we announced CSC and AT&T have announced a strategic partnership that resulted in three very important things. One, AT&T will run CSC's communication network, which gives us a world-class network, and at the same time reduces our capital intensity associated with the network.

Number two, we are merging our industry-leading cloud hardware infrastructure with AT&T's. Again, reducing our capital intensity as more and more workload transitions to the cloud, and giving us global scale to build out our cloud offerings that we just didn't have before. And three, we will assist AT&T and AT&T's customers in modernizing their application portfolio and moving those applications to the cloud.

So this is really the first time in our industry that an IT integrator like CSC and a major telecommunications company have come together to deliver this broad of a range of next-generation solutions, comprising applications, modernizing workloads, a cloud platform infrastructure, and network services. So we're quite excited about what this will drive for CSC as we go forward, as well as a major benefit to AT&T.

We are also making investments in other high value offerings. During the quarter we opened a new security operations center in support of our fast-growing Cyber business, which increased revenue by 16% in the first quarter. We're beginning to, as I said, see some encouraging signs in our commercial business, including pipeline growth in our higher value activities.

Our global infrastructure pipeline increased 39% sequentially. Applications increased by 64%. BPO increased by 100%. And cloud increased by more than 200%. In fact, our qualified pipeline now for cloud is in excess of $2 billion. The next task, obviously, is we need to win more of these opportunities and then convert them to revenue.

I'm also delighted to be able to announce today that we closed just last week in the early part here of the second quarter, a major business process services contract that was valued at over $140 million. And in this contract we'll be consolidating insurance policy administration systems for one of the world's largest insurance and financial services companies. So, this is again an example of investments and the beginning of a payoff here in terms of pipeline and then closing the business.

Just turning to our commercial bookings for the quarter, the $2.1 billion reflects a decline of 33% year on year as we reported. However, after adjusting for a large European contract win we had the first quarter a year ago, commercial bookings increased by 2%. So, this was a book-to-bill of 94% in the quarter. And this bookings increase was led by our success in Asia, which more than tripled, and the Americas which was up over 30%. I think this growth that we're seeing in the commercial pipeline is a result of some of our early investments, and it's also a reflection of the new leadership and market coverage that we're beginning to gain.

One of the shifts that we talked about or industry trends we talked about in previous calls was a shift towards a greater number of smaller contract awards. And we are certainly seeing that shift in our bookings result. Our contracts of $100 million or less increased by 40% year on year. And we saw a 350% increase in the $50 to $100 million deal range, and a 40% increase in the deals ranging in size from $5 to $50 million, as well as a 15% increase in contracts under $5 million.

So to continue to build out and support these smaller, more profitable deals, we are redesigning our sales processes while at the same time retooling our solutioning, our governance, and pricing so that we can respond much more efficiently and effectively to these emerging opportunities in the marketplace. We booked fewer large deals in the first quarter of this year. Matter of fact, we only had one deal over $100 million. And as I said before, on these larger deals, we are applying a very disciplined methodology to make sure that we have the right risk profile of all of these large contracts going forward, and we're comfortable that we can actually make money on them.

The commercial revenue declined 4%, which was roughly in line with what we had expected, after we adjust for the divested businesses and a one-time milestone payment that we received in the first quarter of last year from NHS in the UK. We saw year-on-year revenue growth in our commercial cloud that was up 27%, and our commercial cyber solutions which was up 117%, so we're seeing a shift here from NPS to commercial in cyber. So the overall business is up 16% but commercial cyber was up 117%, and our industry software and solutions increased revenue by 9% on a comparable basis.

Consulting revenue declined year on year, and this was largely due to our repositioning our offerings towards higher value opportunities. And as I mentioned with the BPO win, our BPO revenue increased by 30% year on year. So that's the commercial segments.

If we look at NPS, revenue and bookings continue to reflect the uncertainty of sequestration and delays in new contract awards. NPS revenue of $1.1 billion was down 11% year on year, which is more than what we had expected and what we have talked about on previous calls. The decline was primarily due to a reduction in professional services, largely due to sequestration, normal contract endings and delays that we continue to see in new business awards. And for the remainder of the year we would expect that NPS will be down a little more than what we anticipated. I think this is going to be more like high-single digits, low-double digit of revenue decline as we look out.

Continuing with NPS, the bookings of $700 million were down 13%. The book-to-bill was 70%, which was a slight improvement over the fourth quarter. And NPS has still submitted approximately $2.4 billion in proposals, which are awaiting award. And on the positive side, the qualified pipeline in our NPS business remains flat to slightly up.

These lower orders I think reflect fewer contract opportunities that we see in the federal marketplace. But our recompete and our new business win rates continue to improve year on year. Matter of fact, our recompete win rate was 90% in the first quarter versus 66% last year. And the overall win rate was 66% in the quarter versus a lower number in fiscal '12. And the new business win rate increased to 54% from 48% a year ago.

And excluding the large NGEN contract, which we lost to HP, our win rate and next-generation offerings, cloud, cyber, big data, was around 70%. So again, overall the bookings were weaker than what we had expected. And we continue to see some real pressure from the uncertainty around sequestration and the budget process.

Turning to the third key message here. We are continuing with our plans to return more cash to our shareholders during the quarter. We repurchased 9.5 million shares at approximately $432 million. I'm sorry, we repurchased 2.8 million shares for approximately $127 million, excuse me. What I was giving you was the since we started, we've repurchased 9.5 million shares using approximately $432 million.

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

As you saw with our extensive liquidity resources, including the $1.9 billion of cash on hand, at the end of the quarter and our improving cash flow from operations, we are in a position to continue to execute our cash flow priorities, which include continuing to reinvest in the business as we've discussed before, ensuring that we have ample liquidity and a strong financial position, pursuing some bolt-on acquisitions, and returning more capital to our shareholders. And subsequent to the close of the quarter, we did make a small acquisition in support of our Big Data business, a company called InfoChimps, which we acquired, and we will continue to look at other acquisitions that support our strategy of leading the next generation of IT solutions and services.

And finally before I turn it over to Paul here, based on our strong first-quarter EPS performance and cost takeout, we are raising our full-year fiscal '14 EPS to $3.50 to $3.70. And we would continue to expect that Company revenues would be flat to slightly down. This is largely unchanged from what we have talked about.

Our Federal business as I said before is now expected decline by high-single digits to low-double digits as opposed to mid-single digits that we have disclosed before, again, primarily around the government budgeting process. But we do anticipate the commercial revenue will be slightly up on an equivalent basis, driven by future growth in cloud, cyber, big data, and applications. And this slight improvement is offsetting the further decline we see in our Federal business. So again on a constant currency basis, we would see revenue flat to slightly down for the full year.

We're targeting operating margins in the high 8% range. And EBIT margins in the low 7% range. And this is approximately a 75 to 100 basis point improvement over our prior target. Again, largely driven by divestitures and cost takeout. And our targets for fiscal '14 continue to include the approximately $300 million of reinvestments and restructuring as we previously communicated, which is essential to getting the baselines right, especially in our European operations. And we're targeting free cash flow of $550 million, which is a little higher than what we had talked about in previous calls.

So with that, I will turn it over to Paul to go through a little more of the details and then we will open it up to any questions that you might have. Paul?

Paul Saleh - Computer Sciences Corp - CFO

Thank you Mike and good afternoon, everyone.

I'll be covering our first-quarter results for the Company and also by our operating segments. And I'll update you on our cost takeout progress and our revised targets for fiscal '14.

We reported strong improvement in profitability in the first quarter. Revenue was $3.26 billion in the quarter, compared with $3.63 billion in the prior year. Last year revenues included $79 million for an IT staffing business, which was subsequently sold and also included $55 million from a one-time NHS milestone payment. So on a more comparable basis, revenue declined by 6% in constant currency.

Operating income was $304 million in the quarter, a twofold improvement over the prior year. Our operating margin was 9.3%, up from 4% in the prior year. Our earnings before interest and taxes were $241 million, up significantly year over year, and our EBIT margin improved from 2% to 7.4%.

Now, our strong improvement in profitability is being fueled by our cost takeout efforts. Even as a result, our income from continuing operations was $141 million, and EPS from continuing operations was $0.91 per share for the quarter, which compares with $17 million last year and $0.10 per share in the prior year. The bookings of $2.8 billion compares with $4 billion in the prior year, and as Mike mentioned, last year's booking included one large commercial contract win of more than $1 billion.

So let's turn to our segment results. Our Global Business Services, which consists of our Consulting business, Industry Software and Solutions, and our Applications business, accounted for 33% of total Company revenue in the first quarter. Revenue for Global Business Services was $1.08 billion in the quarter. Revenue declined by 4% in constant currency after adjusting primarily for the $79 million of revenue from the divested IT Staffing business, which for accounting purposes was still included in continuing operations for 2013. And we also had the one-time $55 million NHS milestone payment in the prior year.

Consulting revenue was down year over year as we repositioned the Business towards higher value offering and leading-edge solutions. Our revenue for the Industry Software and Solutions business was up after adjusting for the nonrecurring NHS milestone in the prior year.

In Healthcare, we booked three new wins with NHS Trust. However, as previously disclosed we're deferring revenue on these and similar contracts under software accounting rules. At the end of the quarter we had approximately $330 million in deferred revenue from NHS and select iSOFT contracts. That represents an increase of $140 million over the prior year. Now this deferred revenue represents an annuity which will be recognized over time once we begin to host these software solutions on behalf of our customers.

Our application revenue was slightly lower in the quarter, but we're seeing strong sequential growth in our pipeline. Operating income for the GBS segment was $110 million, excluding restructuring of $9 million. This compares with $80 million in the prior period. Operating margin was 10.2% as compared with 6.3% in the prior period, and all of it reflecting the benefits of our cost takeout activities.

Our GBS booking of $1.2 billion were flat after adjusting for a large contract win in the year-ago period, and our book-to-bill ratio was 1.1 times.

Turning to Global Infrastructure Services, this segment represented 35% of total Company revenue. GIS revenue was $1.15 billion in the quarter, a decline of approximately 4% in constant currency. Operating income was $82 million, a significant improvement over the prior year. Operating margin was 7.1% in the quarter, up from 2.4% in the prior period. GIS profitability is driven by continued improvement on our focus accounts and the benefit of our workforce optimization efforts. Bookings were $900 million and the book-to-bill ratio was 0.8 times.

As Mike mentioned we're seeing a shift across the industry towards smaller-sized deals, and we're gearing up to respond to large volumes of these opportunities. We're seeing strong sequential and year-over-year growth in the pipeline for GIS, particularly for next-generation cloud offerings, which bodes very well for the second half of this year.

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

The final segment, our North American Public Sector, which represents 32% of total Company revenue has not changed except that our NPS offerings now mirror our commercial offerings. Revenue was $1.05 billion in the quarter, a decline of 11% from the prior year.

In the quarter we saw reductions in professional services due to sequestration. And we continue to experience delays in new contract awards. At the end of the quarter we still had $2.4 billion in submitted proposals awaiting award. Given these trends we now expect NPS revenues to be down in the high-single to low-double digit range for the year, as compared with our previous target of mid-single digit decline.

Our operating income of $121 million in the quarter improved from the $93 million in the prior year. Our operating margins were 11.5% in the quarter, up from 7.9% in the prior year as we benefited from better contract performance and tight cost control. Now, we expect NPS margins to moderate from this high level, however, for the remainder of the year. NPS bookings were $700 million for the quarter, and our NPS book-to-bill ratio was 0.7 times, which is flat year-over-year and slightly better on a sequential basis. I should note that our qualified pipeline is still flat on a year-over-year basis.

Let me now comment on other financial highlights for the quarter. We continue to rebalance our asset portfolio and focus on next-generation IT solutions and services. Now during the quarter, we divested two businesses, the applied technology division and our flood BPO business, which together contributed approximately $774 million in revenue during fiscal year 2013. Now the gross proceeds from these two divestitures were approximately $225 million, but at the quarter end cash balances that we have on our balance sheet did not include the ATD proceeds since this transaction closed in July.

Now for the quarter, we returned $157 million of capital to shareholders. We repurchased 2.8 million shares in the quarter for approximately $127 million at an average price of $44.78. And we also paid $30 million in dividends to our shareholders.

Our free cash flow for the quarter was negative $9 million, or $16 million better than the prior year. Our DSOs were 77 days and -- but 45 days if you were to exclude our unbilled receivables. CapEx and capital lease payments were $228 million in the quarter or 7% of revenue, which is down compared with the prior year. Cash and cash equivalents were $1.93 billion at the end of the quarter, an increase of $930 million over the prior year. And our net debt to total capital was 13%, again a significant improvement from the prior year.

Now, our strong performance in profitability this quarter was driven by continued progress on cost takeout. We're maintaining a very tight discipline on contract management. We're generating greater savings from supply chain and procurement. We're continuing to optimize our workforce, and we're focusing on reducing overhead costs.

In the quarter we delivered about $175 million of cost savings, which is slightly ahead of our plan for the year. And so at this time we're comfortable raising our cost takeout targets for the full year to $500 million, from $400 million previously.

We're making investment in the business as the Company begins to pivot towards growth. We're broadening our sales coverage and are progressing rapidly on our plans to deploy a new integrated HR and finance system, which will drive greater productivity.

Now in the quarter, we made approximately $35 million of reinvestments in the form of customer committed savings, enterprise systems, sales coverage, and restructuring costs. And in the quarter, restructuring costs as we indicated earlier were $7 million, but we expect to return to a range of $30 million to $40 million in subsequent quarters. Our full-year reinvestment target including restructuring remains at $300 million.

Our cost takeout is a key contributor to our free cash flow performance this year. But I should note that we are working on a number of initiatives to drive better cash flow results. We're working on optimizing the geographic mix of income and the use of R&D credit for tax purposes. We're also focusing on working capital management, and we're proactively working with vendors and partners on utility-based agreements which should reduce our capital intensity over the long run.

But we're also entering into strategic partnership agreements such as the one we announced today with AT&T, which allows us to leverage the global network and scale of our partners and realize greater capital efficiencies from next-generation solutions. So for this fiscal year, we are revising our free cash flow target to $550 million, from $500 million previously.

At this point I thought it would be useful to put this year's free cash flow target in its proper perspective. Now, last year we reported free cash flow of $764 million before our discretionary pension contributions. Now, since this figure includes $75 million contribution from divested businesses, and a one-time $110 million settlement payment from NHS. Now if you adjust for these items, our free cash flow would have been $579 million last year.

Our free cash flow target for this year are $550 million, includes incremental bonus payments of approximately $90 million, and an incremental restructuring payment of at least $50 million when compared with the prior year. So if you adjust for these items, our free cash flow target for fiscal 2014 represents a 20% increase on a year-over-year basis.

So in closing, I would like to say we're executing on our cost takeout plans and we're beginning to pivot towards growth. We're raising our target EPS from continuing operations by $0.20 from a range of $3.30 to $3.50, to a range of $3.50 to $3.70. We're targeting flat to slightly down revenue for the year. Commercial revenue is expected to be slightly up, while NPS revenue is now expected to decline high-single to low-double digits.

Now, the baseline revenue for fiscal 2013 is $14 billion. That's the starting point. This excludes revenue from divested businesses of $774 million, and in addition, it excludes approximately $240 million from the IT staffing business, which we sold last year but for accounting purposes, is still included in last year's results from continuing operations. Finally, our free cash flow target for fiscal '14 is now $550 million.

Now I'll turn the call back to our operator for questions and answers.

QUESTION AND ANSWER

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

Operator

(Operator Instructions)

Arvind Ramnani.

Arvind Ramnani - UBS - Analyst

Congrats on a great quarter.

Mike Lawrie - Computer Sciences Corp - CEO

I can't hear you, Arvind. If you could speak up?

Arvind Ramnani - UBS - Analyst

-- on your cloud business -- specifically -- progress on negotiating utility type arrangements -- some of your partners or vendors?

Mike Lawrie - Computer Sciences Corp - CEO

I'm sorry. I can't hear you. You're going to have to speak up.

Arvind Ramnani - UBS - Analyst

Sorry. If you can talk a little bit about your cloud computing business and progress on negotiating utility type arrangements with some of your partners or vendors?

Mike Lawrie - Computer Sciences Corp - CEO

Yes. We are attempting to negotiate more utility-based contracts with our suppliers. An example of this would be what we have done with EMC for example and a new offering that we've come out with around storage as a service, would be a good example of that, and we are trying to do that with many other of our partners.

Our cloud business, we're seeing a tremendous amount of not only of interest, but what is most noteworthy is a lot of our large infrastructure bids, just in a one-year period of time, we've seen the cloud content go from roughly 20%, 30% to 50%, 60%. So one of the reasons why we concluded that we wanted to do this partnership with AT&T, so that we could gain access to a much broader infrastructure as we begin to transition more and more workloads over to the cloud.

As I mentioned earlier, our pipeline for cloud is in excess of $2 billion. Now, this obviously doesn't show up in one chunk of revenue. This is business that is more of an annuity basis that gets billed out over time. So underneath the covers here, things like cloud and cyber, which is our security operations center offering is also a cloud-based as a service offering. Our business process services BPO business, the accrued revenue from NHS, we're beginning to build a much stronger recurring revenue stream underneath some of these businesses.

Arvind Ramnani - UBS - Analyst

Great. And if I can a quick follow-up on this, if you can provide some color on the competitive environment in terms of not just partners but also clients, who else are you seeing on these type of bids as far as other IT services companies go?

And secondly, as you kind of paint a picture over the next three years, five years, there's an argument that cloud in some ways cannibalizes some of the maintenance businesses. But obviously going after cloud a lot more aggressively than in some of your comparators, is a little bit of thought on that would be very helpful.

Mike Lawrie - Computer Sciences Corp - CEO

That's a fairly broad topic. But we are seeing a major shift in the compute model out there. I think this is as big a shift as what we saw when we moved from mainframe to client/server 25 years ago. This is a shift that takes place over many, many years. This industry is much more -- particularly the customers, are much more conservative in making rapid shifts. So I don't expect this to occur overnight, but it is a profound shift and I think it is putting a lot of traditional business models that have grown up over the last 20 years in the IT industry, it's putting some of those business models under a lot of pressure. And I think you see that in a lot of the results.

So I do think it's a major shift. We see all the competitors that you would expect us to see, both onshore competitors as well as offshore competitors. And everyone is struggling to make some of this shift to this new compute paradigm around virtualized infrastructures and workloads that work on cloud infrastructures.

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

Arvind Ramnani - UBS - Analyst

Very helpful. Thank you.

Operator

Rod Bourgeois.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Hey guys. A strategic question and maybe a numbers clarification item. On the strategy side, the strategy of a services firm driving demand by partnering with product firms to provide the deployment services that complement those products, that strategy has been pursued by firms in the past with generally limited success. But I guess you might argue that the market today is different, perhaps more open to best-of-breed solutions and so on.

And so I'd love your take on the prospects for your strategy of partnering with product firms and why those prospects for success might be better today than what we've seen in the industry actually play out in the past?

Mike Lawrie - Computer Sciences Corp - CEO

That's a great question. And I've talked about this at length. I do see a difference. I do -- I think it's a great time to partner with a lot of leading technology firms. I do think as we begin to go through this shift, routes to market are not as clear as they were 5 years ago or 10 years ago. And a lot of traditional IT firms are finding it more difficult to get to market the same way they got to it in the past.

And to have a leading global independent technology services firm that is able to integrate multiple product technologies into a comprehensive solution that is taken to market, I think is an enormous benefit over where we were just five years ago. And one of the reasons why I think CSC is well-positioned for this shift.

And I've talked about some of our offerings like our offering with Microsoft where we've partnered with Polycom and Citrix and Microsoft, and we've packaged together with those technology firms a comprehensive end-to-end solution for the workplace environment, including desktop and mobile devices. And CSC is providing much of the glue that brings that end-to-end solution together and can take that to market.

So these are some of the shifts that are taking place that I think point to a strong position for a global independent technology services firm. And we're trying to exploit that. We're exploiting that with a lot of our traditional partners and we're trying to exploit that with a new set of partners, like our partnership with SAP that we announced and our most recent partnership today that we announced with AT&T are all very much lined up to take advantage of that shift in the marketplace.

But again, this stuff does not happen in one or two weeks. The technology industry typically points to the fences on a lot of these technology shifts, but the truth is it takes years and years. The question is, you've got to get the Company positioned, so that you've got the skills, you've got the offerings, you've got the partnerships that allow you to take advantage of these shifts in the marketplace. And that's what we're trying to do.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Okay, great. And maybe a question for Paul on the cash flow side, so I'm looking at operating cash flow, it was down a little bit year over year, despite I think a two-day drop in DSOs. So but you're taking your full-year cash flow guidance up by $50 million. So I'm wondering if you could quantify some on the $50 million increase in free cash flow, how much of that is from maybe the tax rate versus a lower CapEx outlook versus something else, if you could provide some numbers on that?

And then I guess related to -- I'm wondering how much your year-over-year cash flow might have been hurt by the divestiture particularly of the credit reporting business, so I know there's a lot of numbers there but any quantification on the cash flow side would be helpful.

Paul Saleh - Computer Sciences Corp - CFO

I think on one of the slides that we provided, will help actually address how much the divested businesses would have contributed this past year. If you include the credit services plus even the two businesses that we sold even this quarter, ATD and the flood, and all these others that we sold last year, in total is $75 million that benefited last year but would not benefit us in the sense of 2014, so that's the drag. And so when you compare last year to this year, if you adjust for that, that's what led among other things to a more appropriate comparison of our free cash flow going up 20% on a year-over-year basis.

As far as what is contributing to the $550 million increase, most of it is the cost takeout improvement that we are seeing, which is really helping to offset a little bit the weakness that we are seeing in the NPS, so net net is just more the operational improvement that we're seeing on the cost side.

Mike Lawrie - Computer Sciences Corp - CEO

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

And overall, we did have a significant improvement fiscal '11 to '12 in terms of capital. That clearly benefited our improvement in cash flow in '12, and what we've done is we've kept our cash -- I mean our capital expenditures, cash expenditures relatively flat 2013 to 2014, so there wasn't a big improvement. Now, to the degree we can drive some more of these relationships that are less capital-intensive, that gives us an opportunity as we go forward to hopefully improve that cash flow from operations.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Got it. Is the tax rate guidance changed?

Paul Saleh - Computer Sciences Corp - CFO

No. Not at this point. We are working very hard to find ways again of optimizing that tax rate, but at this stage I think it's 32%.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Got it. Thank you.

Operator

Avishai Kantor.

Avishai Kantor - Cowen and Company - Analyst

Yes, hi. Thank you for taking my question. Can you please talk a little bit about your comfort level with accelerating booking trends in the second half for fiscal '14? And I have a follow-up after that.

Mike Lawrie - Computer Sciences Corp - CEO

Well, the confidence is largely rooted in where we see the pipelines right now. That's one. The second is -- and we didn't talk about this today, but we are building more and more standardized offerings out there. Those standardized offerings have a higher propensity of being able to convert to in-year revenue and in-year bookings.

So the combination of some of the increase we see in the pipelines, as well as more standardized offerings, as well as the investments that we see in people, so we've made a big investment, a big investment in coverage. And we've moved much more from a we'll respond to the RFP to we will respond to a greater number of smaller transactions. Those smaller transactions tend to happen faster, they tend to convert to revenue faster, and they also tend to be more profitable.

We're also seeing a lot of interest, and it started to show up in the pipelines around applications, and moving existing applications to more of a virtualized/cloud environment. Most of these businesses however, like cloud and cyber and so on, are more of a by definition more of a services business, so you recognize that revenue over a period of time.

Avishai Kantor - Cowen and Company - Analyst

Thank you. And can you talk a little bit more about salesforce reorganization?

Mike Lawrie - Computer Sciences Corp - CEO

We didn't reorganize anything. We are expanding it. So what we've done is we have put what we call account general managers on our top 500 or 600 clients around the world, and those account general managers have the responsibility for driving performance of the contracts that we have, as well as cross-selling and revenue increase. And we have changed compensation systems around to make sure that people are rewarded for that cross sell and for increasing the overall share of wallet that we get from those clients.

And then we've made a big investment what I'll call hunters, so people that can go out and close opportunities that are identified by our account general managers. And we've put a significant investment around infrastructure salespeople, applications salespeople, and as Paul mentioned, even our consulting business we are making investment around our industry orientation to consulting.

We put more cloud sales specialists in place, big data, cyber, so we have expanded quite significantly the salesforce, so we haven't reorganized it. What we've done is we have expanded it.

And it's probably one of the more profound shifts that we're making in CSC is rather than wait for the market to come to us, we are taking our game to the marketplace. And we're seeing this in several of our regions. Asia, which was up over 30% in the first quarter. Fantastic, the first time since I've been here we've

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

seen that kind of growth. The Americas is beginning to show some growth. And as we continue to restructure our operations in Europe, we think we'll begin to see some improvement there as we get towards the end of this fiscal year.

So these are pretty big investments, and again, it reflects the change in the marketplace. The old world, there was X number of big deals every year. You would go pick the ones you want to go bid on, you'd put a team on, you'd go after those big ones, you'd drag a couple of them in and everybody's happy. That world doesn't exist anymore. There's not as many big deals.

A lot of customers have unbundled, they go smaller deals, and we needed to respond in like in terms of coverage and sales specialists to get that together.

And then by definition you begin to move away from just a transaction orientation to much more value-based selling, much more of a relationship, long-term relationship orientation with your clients, which tends to be more profitable over time. That's probably more than you were looking for, but that's my old sales background coming out.

Avishai Kantor - Cowen and Company - Analyst

Great. Thank you very much.

Operator

Edward Caso.

Rick Eskelsen - Wells Fargo Securities - Analyst

It's actually Rick Eskelsen on for Ed. Questions around the NPS business, I was wondering if you could give us an expectation for the bookings next quarter and the government's fiscal fourth quarter, and whether you expect to see at least some seasonal uptick there?

Mike Lawrie - Computer Sciences Corp - CEO

Yes. There is a possibility that we will see a seasonal uptick there because we have over $2 billion of contracts that we have submitted that we are waiting for award. I just flat-out don't know. I hate to say it but I just don't know. I just don't know what's going to happen at the end of this budget year. I don't know whether we're even going to have a budget. I don't know -- some of these contracts have to be renewed because they're fairly substantial and they're important in terms of ongoing services. But as I've said, we have seen a delay in a lot of these awards, so it could easily slip out to another quarter. I just don't know yet.

What is clear is that based on the run rate of our bookings, we do expect that we will not see as much revenue as we had anticipated. And I think Paul said and I said we expected revenues to be down mid-single digits. We now expect that to be high-single digits, low-double digit kind of revenue growth. So this business is clearly being impacted by what we are seeing in the government sector.

Now, we are trying to take many of our commercial offerings and begin to take them into the federal sector, so there is a lot of interest around cloud, around cyber, around big data. This company that we just bought big data Infochimps is very involved with many government contracts, which is a software platform, open system software platform that allows the processing of multiple data feeds into a real-time analytics offering. So I don't know.

Our win rates are holding up, our recompete win rates are holding up. We did lose the big engine deal. And certainly, that impacted some future revenue growth in the second half of the year. But overall, we're seeing the same sort of shift in the government sector that we're seeing in the commercial sector. So hopefully that gives you a little more color.

Rick Eskelsen - Wells Fargo Securities - Analyst

That definitely does. And just the second question, on the cross sell, I think you previously talked about being I want to say around 5% was the cross sell figures that you had. And you're targeting around 40%. I was wondering if you could maybe give us some updates on the progress, maybe numbers if you have them on how the cross sell has progressed?

Mike Lawrie - Computer Sciences Corp - CEO

Truthfully we are seeing some improved cross sell around pipeline. I have not seen any significant improvement in terms of revenue generation, but obviously you first got to get the pipeline.

So we've put a lot of focus on that. I don't think that's going to move in one quarter, it's more of a multi-quarter kind of a shift that's going to take place. We're training a lot of these account general managers to think about how they drive other offerings into the marketplace and into those accounts. We see our cloud business, often it drags along other things like our cyber and in some cases even our analytics or big data business.

So I have not seen a significant uptick in the revenue associated with cross sell but we are seeing some pipeline increase associated with cross sell.

Rick Eskelsen - Wells Fargo Securities - Analyst

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

Great. Thank you very much.

Operator

Julio Quinteros.

Julio Quinteros - Goldman Sachs - Analyst

Alright, great. Maybe just to back up a little bit to the 2012 investor presentation, and Paul I think when we talked about this last I figured I'd give you another chance to walk us back through the view to fiscal 2017. And I think looking at the EPS guidance for fiscal '14, obviously you're tracking well ahead of what we're talking about in September of '12, the revenue coming in a bit lower. And I guess relative to the kind of revenue run rate that you have, do you guys still feel comfortable with the $5 plus in EPS as we start thinking about fiscal 2017, and how does that ramp look from here?

Paul Saleh - Computer Sciences Corp - CFO

You know, again, it's early to just really to point to 2017 and just provide additional insight except to say that obviously we are ahead of where we thought we would be for 2014. Our cost takeout has played out faster than we had anticipated. We're making great progress there. We're beginning to see as Mike mentioned an improvement in our commercial business. And we are again -- believe that we will have a cost structure that will enable us basically to convert more of the revenue in the long run to the bottom line, and to have the leverage of the very effective cost structure.

Mike Lawrie - Computer Sciences Corp - CEO

I think If I go back to the investor presentation in September, my view is we've clearly made good progress here in the cost takeout. We've pivoted this organization very hard to efficiency and contract management, discipline around that so that we could drive improved profitability and improved free cash flow. Those were our two most clear and present dangers a year ago, which we weren't generating enough cash and we weren't profitable. And we've pivoted this organization very, very hard. We've de-layered -- there's hundreds of things that we've done to get that under control.

Now we are beginning to pivot towards trying to put the investments in place to drive growth. I am doing it delicately, because we aren't completely finished with the efficiencies and cost takeout I want to get done. Organizations sometimes have difficult time keeping two opposing thoughts in their mind at the same time. So we do need to continue to make progress on the cost takeout. That's fundamental to the $5 per share. But we also need to begin to show some growth as we exit the "get fit" phase and move into the "win more" phase.

And that's part of the agility that we're trying to build into the Company, is to learn how to do multiple things at the same time. And we're seeing some encouraging signs as we said particularly in the commercial business. I think our regions are making some good progress, our industries are making some good progress.

You know, frankly, what's changed from September is this whole NPS thing is probably a slightly more difficult conundrum than what we had seen at that point in time. Thank God we took the cost actions on NPS early. So we're not chasing this thing, we're actually in front of it and you saw the margins this quarter. That's just a result of really getting out in front of what we saw was going to happen. But the truth is, it's a little worse from a revenue standpoint than what we had anticipated.

Julio Quinteros - Goldman Sachs - Analyst

Got it. And just on one quick housekeeping item on the restructuring commentary that you made, it sounded like you said $7 million in restructuring cost in the current quarter, and then that should return to a run rate of about $30 to $40 million per quarter going forward. Is that correct?

Mike Lawrie - Computer Sciences Corp - CEO

We had taken as you know in the fourth quarter a restructuring charge, as I indicated at that time we have moved a lot of our first-quarter restructuring we plan to do into the fourth quarter, there was just some de minimis stuff in the first quarter that was really just carryover from things we had before. But we continue to expect to spend in the $30 million to $40 million range per quarter on restructuring, particularly in our European operations.

But this is part of, in my mind, is part of business. You know, we take these contracts on, we have to drive more efficiencies in these contracts. And it was one of the things CSC didn't do. They didn't take the restructuring on these contracts and instead they took it in the form of lower profitability. So what we're doing is we're factoring that into our business model, that's why we run this stuff through the P&L, as part of how you manage a business like this.

Obviously over time, as you become less infrastructure intensive and more consulting and application and cyber and so on and so forth, some of that restructuring over time should certainly diminish.

Julio Quinteros - Goldman Sachs - Analyst

Okay. Great, guys. Thank you so much.

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

Operator

Darrin Peller.

Darrin Peller - Barclays Capital - Analyst

Hey, thanks guys. Just want to start off, just want to hear Mike, maybe where you think you stand versus where you think you should be on personnel changes you've been making? I know there's been a number of new front office hires over the past quarters, including I think a new head of sales and marketing. I would hope to see some traction obviously on overall book-to-bill ratio maybe in a couple of quarters to really represent what you hope for and the year after of growth.

So could you give us a sense, number one, where you stand on the traction, how the new people are really trending out? And then what may be some implications of people that are not there anymore?

Mike Lawrie - Computer Sciences Corp - CEO

Okay, listen, just a couple numbers here, I think when I got here 1.5 years ago, we had 370 some Vice Presidents. We now have 75. And of those 75, roughly -- don't hold me to this I don't have the number right in front of me, but 50 of them are new.

So that's fairly significant restructuring, if you will. And I think by and large, most of the new people that we have brought in have added a lot of value. You mentioned the Head of Sales, we brought John Maguire in to run our worldwide sales operation and our regional operation, and he's off to a good start. We've made some significant changes in our region lineup. We've got new regional managers in central region, which is fundamentally Germany. New regional manager in Asia-Pacific and Middle East operations. And a new regional manager in the Americas. So a significant change in some of our software, some of our other key offering groups.

So this is a really significant -- we also made a change in regional manager in France, our Southwest region. I'm really pretty pleased with the progress. We are attracting some really high caliber people. They are clearly making a difference. I fully expect some of them will not make it. Whenever you bring that kind of group in, you're going to have some that don't make it. And we've already had some of that. So I view that as quite normal.

But overall, the batting record right now is pretty strong. And we're pivoting this new team towards focusing on winning in the marketplace, focusing on growth, focusing on a much more proactive leadership role in the marketplace. The new operating model which we talked about today has simplified our operations dramatically, has improved accountability.

Most of the people we bring in are high-energy, want to win. And know what excellence looks like. Part of the transformation in a company is you need to bring a leadership team in that knows what excellence looks like. Not what mediocrity looks like. What excellence looks like. And one of the things that we really try to screen for is for people that have done it, want to win, roll up their sleeves, and know what excellence looks like. And you do that over a protracted period of time, that's how you change companies. Fundamentally it's all about people.

Darrin Peller - Barclays Capital - Analyst

That's great. Just these people, some of your best people you brought on, are they actually out and selling it, are they still in the training process -- where do we stand.

Mike Lawrie - Computer Sciences Corp - CEO

They are out. They have roughly 24 hours to begin to make a difference. So take our regional manager that we put in Asia. This is the first year, a guy by the name of Maruf Majed runs our Middle East operations in Asia. This guy took about 15 minutes to get his arms around things and shake things up and lo and behold we saw a 30% increase in sales in the first quarter. That doesn't just happen. It's because people are really driving things. And going out and calling on customers.

And we're seeing some of the same activity levels in the Americas and some of the same activities in South and West and in Germany. So these are all really important early signs, but it's difficult to measure it in one or two quarters. It takes a little longer to show some of those results.

Darrin Peller - Barclays Capital - Analyst

Sure. That's great. Thanks, guys.

Mike Lawrie - Computer Sciences Corp - CEO

Okay, operator. Thank you very much. Again, I appreciate everyone's interest here. I think we're encouraged by what we're seeing here in our turnaround. And as Paul said, we expect to see continued progress as we go through our fiscal year. And I look forward to updating you again after our next quarter results. Thank you very much.

AUGUST 06, 2013 / 09:00PM GMT, CSC - Q1 2014 CSC Earnings Conference Call

Operator

This does conclude today's program. We appreciate your participation. You may disconnect at any time, and have a great day.

Disclaimer
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.